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                                                                    EXHIBIT 21.1



                     List of Subsidiaries of the Registrant

Extended Systems of Idaho, Inc.
Counterpoint Systems Foundry, Inc.
Extended Systems GmbH
Extended Systems Ltd
Extended Systems SARL
Extended Systems International, Inc.
Extended Systems U.S. Virgin Islands, Inc.
Extended Systems of Wyoming, Inc.